Exhibit 99.2

Destination Maternity

Second Quarter Fiscal 2018

Results Conference Call

9/10/18

Thomas McCracken, Senior Vice President, Finance:

Thank you, operator. Good morning everyone, and welcome to Destination Maternity’s second quarter fiscal 2018 earnings call. The earnings release that was disseminated this morning is available on the investor section of our website.

The earnings release contains definitions of various financial terms, as well as reconciliations of certain non-GAAP financial measures, we will be discussing in today’s call. If non-GAAP financial information is provided on this call, a reconciliation of the non-GAAP information to the most comparable GAAP financial measure is available in our press release.

This call will include certain forward-looking statements within the meanings of the federal securities laws. These statements relate to expectations, beliefs, projections, trends, and other matters that are not historical facts, and are subject to risks and uncertainties that might affect future events or results. Descriptions of these risks are set forth in the Company’s SEC filings.

Also, I would like to remind you that today’s call cannot be reproduced in any form without the expressed written consent of Destination Maternity.

Joining me on the call today is Marla Ryan, our Chief Executive Officer. Marla will open with some remarks followed by additional commentary by me on our financial results. Afterward, Marla and I will be available to take your questions. It is now my pleasure to turn the call over to Marla.

Marla Ryan, Chief Executive Officer:

Thank you, Tom and good morning everyone. Welcome to our second quarter earnings call. Over the past three and a half months I have been at Destination Maternity, we have been busy implementing a comprehensive business plan aimed at accelerating revenue growth, rationalizing expenses and improving profitability across the organization.

Since my arrival in late May, we have made a concerted effort to be as open and transparent with our shareholders regarding our objectives and priorities around these initiatives. I am pleased with our execution to date and I want to thank the entire Destination Maternity team, which remains as passionate and committed as I am to the Company’s enterprise wide transformation.

The hard work of the entire team helped to drive our 6th quarter in a row of double digit sales increases in our ecommerce business, while continuing to drive reductions in SG&A and reduce negative comparable store sales in our brick and mortar business. With this momentum and our year to date results, we are reaffirming our full-year guidance of 30% to 45% growth in Adjusted EBITDA, before other charges. We expect Adjusted EBITDA, before other charges will more than double over last year’s second half.

There is, of course, more work to be done. Over the past 15 weeks, we have been executing a deep dive across all areas and functions of the enterprise. I continue to stand by my original assessment that this is not a broken company, but one that has been misdirected. Our business has multiple revenue streams, including ecommerce, retail stores and wholesale to name a few—making it quite complex. Every effort is being made to simplify our business model and to make it more dynamic and efficient. Destination Maternity remains a powerful and strong brand, whose awareness has not diminished in recent years, continuing to prove we have a solid runway to drive growth for the future.

To give you a better sense of our efforts over the last few weeks, let me provide more color on each specific segment, starting with ecommerce.

In the second quarter, our e-commerce channel increased 18.4% in total and 30.7% for our own site versus last year. This is the 11th quarter in a row of online sales growth and over the past three years we have increased our online sales by almost 75%. Online revenue growth for our flagship Motherhood brand was up 25% year-over-year.

With these results, a top priority moving forward is our online site being a digital flagship, serving the needs of the millennial mom. Our mom2be is digitally savvy, leads a busy life and demands convenience. Over the next 90 days we are rolling out enhanced site capabilities and faster shipping solutions to increase transactions and improve conversion. We have retained RJK Project, a marketing advisory firm that specializes in site analytics, CRM evaluation, email optimization and improved paid search/paid social results to consult us in driving online conversion, revenue growth and how best to maximize our marketing spend. We are bringing additional payment solutions to the checkout page with the launch of Apple Pay and Venmo, giving our mom2be multiple payment options at checkout. Additionally, as we strive to provide more convenience, we are excited to announce same day delivery in Manhattan will be available by mid-October.

Our brick and mortar business, comparable sales in the quarter were down 3.3% over last year in total, with a decrease of 2.5% in our owned stores, which was a modest improvement in trend from the first quarter and a major improvement from the trend of the last few years. As we move forward, we are realigning our product offering and shifting more of our inventory towards evergreen (or basic) styles that our mom2be continues to purchase from us, and away from lower converting, lower turnover fashion styles.

Supporting our continued efforts to increase same store sales, we kicked off a comprehensive test in 15 local stores across all formats coinciding with our Fall floor-set. This test encompasses an edited product offer, increased depth of inventory, new product pricing, and a value driven promotional strategy. We reconfigured the in-store shopping layout, conducted product training for our sales associates, heightened our focus on customer service levels and introduced i-pad technology to drive customer engagement around value and quality versus promotions. While in the early stages, we are pleased with the initial results so far. We are confident a solution-oriented product offer with value pricing and content messaging on quality, will drive profitable sales.

To address our high markdown inventory levels in store we are launching a simplified clearance pricing strategy based on a successful test we executed during the month of August. This effort will enable us to turn our current and future markdowns faster, reducing stagnant inventory levels and freeing up valuable cost of inventory dollars.

We have several updates regarding our 3rd party distribution channels. During the second quarter, many of our leased locations benefited from the shuttering of Babies “R” Us. As a result, we are testing an expanded space and product concept in thirty of our top leased locations at the end of October to capitalize on the increased traffic and demand. Pending the results, we will evaluate if additional locations should be added as we move into next year.

Our Amazon Retail strategy is launching at the end of September with the goal of providing the mom2be higher visibility to our Motherhood products during her maternity apparel search and allowing our products to be eligible for Prime shipping.    We believe this launch will drive incremental sales as 57% of our existing customers already have an Amazon Prime account.

To continue driving greater engagement and distribution points with the mom2be throughout her 40 weeks of pregnancy and afterwards, we are actively in discussions on several new leased and wholesale opportunities to expand domestically and internationally. We look forward to sharing more details on these opportunities when they’ve been finalized.

Over the past two months our product teams have been finalizing our Spring 2019 product assortments. They have made numerous adjustments across product mix, inventory depth, pricing and promotional cadence. As we look forward into next year, our product offer and mix will have a greater focus on solution products such as our extensive nursing collection with the clip down function, secret fit belly denim and essential knits. We are increasing the historical depth behind these key solution products to drive consistent conversion and sales throughout the season. As we begin to shift our inventories, we expect to see an increase in our productivity and a decrease on our dependency around margin draining promotions. We are proactively working with our vendor base to reduce lead times, create fabric and trim platforms for faster production and reduce costs.

Communicating to our customers that we have amazing maternity solutions for them and not just great discounts, is a critical component of our future success. To this end, we are coordinating our marketing efforts through targeted campaigns around our product with content to drive full price sales and profitability. As we head into the back half of the year, we are building out several comprehensive marketing campaigns for our Motherhood and A Pea in the Pod brands.

These coordinated marketing efforts will drive product messaging around value, quality and price through in-store signage, email, search and social media posts.

We continue to assess all of our sales channels and revenue streams, focusing on opportunities for profitable growth. I have consistently communicated to the organization the critical need for us to have an owner led mentality, focusing on driving productivity and profitability. With this in mind, we have several key initiative updates on optimizing our real estate portfolio, reducing our aged inventory levels, and improving our SG&A. Our goal to optimize and drive profitable sales across our brick and mortar footprint remains a key priority. To that end, we are in discussions with a real estate advisory firm to assist us in conducting an in-depth assessment of all of our locations over the next 60 days as we begin to reshape the portfolio for future profitability. With regards to our aged inventory, we have retained Great American Group to immediately assess and determine profitable solutions for the liquidation of our significantly aged inventory levels. We remain committed to aggressively managing our expenses and finding efficiencies to reduce our SG&A for the balance of this year. Year-to-date, we have reduced SG&A by $6.5 million compared to the first half of 2017, and we are well on track to meet or exceed our full year guidance for a $10 million reduction in the absolute dollar level of SG&A spend. As we build our financial forecast for 2019 and beyond, we plan to continue optimizing our SG&A expenses to provide a better balance as a percent of revenue. As we begin to finalize our plans for next year we will provide more color and detail around this initiative. Lastly, we announced the appointment of Andrea Funk to the Board of Directors last month. Ms. Funk brings over 20 years of public and private company leadership experience, with a focus on financial expertise, strategic operations, corporate governance and manufacturing. She has also led successful turnarounds and restructurings for multiple companies. The Board and management team are both very pleased to have Andrea join us with her key governance experience and diverse skill set.

Overall, I am pleased with the progress we have made so far around our strategic initiatives and priorities including the handful of tests we have executed during the past three months. Our focus remains on these critical initiatives, ensuring that we take the right steps and make data driven decisions to position our iconic brand for future growth and profitability. Our brands have incredible strength and the vast potential for profitable growth. The entire Destination Maternity team remains committed to our transformation into a nimble and profitable organization that generates long term shareholder value.

With that, I will turn it back over to Tom.

Thomas McCracken, Senior Vice President, Finance:

Thank you Marla,

This morning I will review our fiscal 2018 second quarter and year to date performance and key items on our balance sheet and cash flow.

Sales for the second quarter were $96.4 million, a decrease of $1.9 million, or 1.9%, from the comparable quarter last year. Comparable retail sales were up 1.2%, which reflects the net effect of an 18.4% increase in ecommerce sales, partially offset by a 3.3% decrease in comparable brick and mortar sales. Additionally, sales were impacted by the net closure of 27 retail stores, and a decline in sales to wholesale and franchise partners. Ecommerce sales represented 24% of retail sales, compared to 20% last year.

Gross margin for the second quarter was 51.7%, a decrease of 120 basis points from the same quarter last year. This decrease was primarily driven by increased markdown and promotional activity to more aggressively manage inventory in addition to the growth of our ecommerce business as a percent of retail sales.

Gross profit for the second quarter was $49.9 million, a decrease of $2.2 million, or 4.2%, from the comparable quarter last year.

Selling, general & administrative expenses for the second quarter were $50.1 million, a decrease of $2.7 million, or 5.1%, from the comparable quarter last year. The decrease in expense for the quarter primarily reflects reductions in employee costs and occupancy expenses resulting from the closure of underperforming stores and ongoing expense reduction initiatives. As a percentage of sales, SG&A was 52.0%, a decrease of 180 basis points from the second quarter of last year.

Adjusted EBITDA before other charges for the second quarter was $4.0 million, a slight decrease of $0.1 million from the comparable quarter last year.

The net loss for the second quarter was $4.0 million, or $0.29 per share, compared to a net loss of $2.8 million, or $0.20 per share, for the prior year.

Adjusted net loss was $1.6 million, or $0.11 per share, compared to adjusted net loss of $1.8 million, or $0.13 per share, for the second quarter of fiscal 2017.

I will now turn to our year to date results.

Sales for the first six months ended August 4, 2018 were $199.6 million, a decline of $5.1 million, or 2.5% from comparable period last year. Comparable retail sales were up 0.5%, which reflects the net effect of a 28.7% increase in ecommerce sales partially offset by a 6.4% decrease in comparable brick and mortar sales. Additionally, sales were impacted by the previously mentioned decreases in store counts, and the decline in sales to wholesale and franchise partners. Ecommerce sales for the first six months were 23% of retail sales, compared to 17% last year.

Gross margin for the first six months of 2018 was 52.7%, a decrease of 100 basis points from the comparable period last year. This decrease was primarily driven by the previously mentioned growth of our ecommerce business as a percent of retail sales.

Gross profit for the first six months was $105.3 million, a decrease of $4.7 million, or 4.3%, from last year.

Selling, general & administrative expenses for the first two quarters of 2018 were $102.0 million, a decrease of $6.5 million, or 6.0% from the comparable period last year. The decline in expense primarily reflects reductions in employee costs and occupancy expenses resulting from the closure of underperforming stores and ongoing expense reduction initiatives mentioned previously. As a percentage of sales, SG&A decreased 190 basis points from last year to 51.1%.

Adjusted EBITDA before other charges and change in accounting principle for the first six months was $11.8 million, an increase of $1.4 million, or 13.4%, from the comparable period last year.

Net loss for the first six months of fiscal 2018 was $3.8 million, or $0.28 per share. For the comparable period last year, the net loss was $3.9 million, or $0.28 per share.

Adjusted net loss was $0.6 million, or $0.04 per share, compared to adjusted net loss of $2.5 million, or $0.18 per share, for the six months ended July 29, 2017.

Turning now to the balance sheet:

At quarter end, Inventory was $67.8 million, a decrease from last year of $2.0 million, or 2.9%, and Debt, net of cash, was $34.7 million, a decrease of $2.5 million from last year.

Through the second quarter of 2018, we opened 2 stores and closed 9 stores for a net reduction of 7 retail stores. We ended the quarter with 480 retail stores.

Capital Expenditures for the first six months of 2018 were $2.6 million, a reduction of $1.0 million from last year.

This concludes the prepared remarks, so I will now turn the call over to the operator to initiate the question and answer portion of the call.

Following Questions:

Marla Ryan, Chief Executive Officer:

Thank you for joining us today. As you can see, we are highly committed to our transformation into a nimble and profitable organization. Our recent results and progress encourage us that the appropriate steps and decisions are being made to create long-term shareholder value and return our iconic company to profitability.

From all of us at Destination Maternity, we thank you for your ongoing support and look forward to updating on our progress at our next quarterly earnings call.